Exhibit 99.1

Deep Medicine Acquisition Corp. Announces Pricing of Upsized $110 Million Initial Public Offering

New York, NY, Oct. 26, 2021 (GLOBE NEWSWIRE) -- Deep Medicine Acquisition Corp. (the “Company”) announced today that it priced its upsized initial public offering of 11,000,000 units at $10.00 per unit. The units are expected to be listed on The Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “DMAQU” beginning October 27, 2021. Each unit consists of one share of Class A common stock and one right to receive one-tenth of one share of Class A common stock upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the common stock and rights are expected to be listed on Nasdaq under the symbols “DMAQ” and “DMAQR,” respectively.

The underwriters have been granted a 30-day option to purchase up to an additional 1,650,000 units offered by the Company to cover over-allotments, if any.

The offering is expected to close on October 29, 2021, subject to customary closing conditions. I-Bankers Securities, Inc. acted as sole book-running manager of the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on October 26, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting I-Bankers Securities, Inc., 1208 Shady Ln N., Keller, TX 76248 or by e-mail at info@ibankers.com. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Deep Medicine Acquisition Corp.

Deep Medicine Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus its search on targets in the healthcare industry with an enterprise value of approximately $500 million to $1 billion.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Weixuan Luo
Deep Medicine Acquisition Corp.
595 Madison Avenue, 12th Floor
New York, NY 10017
Telephone: (917) 289-2776